SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20547

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               [AMENDMENT NO. __]

[ ]   FILED BY THE REGISTRANT
[X]   FILED BY A PARTY OTHER THAN THE REGISTRANT

CHECK THE APPROPRIATE BOX:

[X]   PRELIMINARY PROXY STATEMENT
[ ]   CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
      BY RULE 14A-6(E) (2))
[ ]   DEFINITIVE PROXY STATEMENT
[ ]   DEFINITIVE ADDITIONAL MATERIALS
[ ]   SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12


                          INLAND STEEL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                             GREENWAY PARTNERS, L.P.
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]   NO FEE REQUIRED
[ ]   FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I) (4) AND 0-11.

      1)    TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

      2)    AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:



NYFS11...:\92\56392\0003\1915\PXYD117T.06B

      3) PER UNIT PRICE OF OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

      4)    PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

      5)    TOTAL FEE PAID:

[ ]   FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      1)    AMOUNT PREVIOUSLY PAID:  $

      2)    FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

      3)    FILING PARTY:

      4)    DATE FILED:





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                               PRELIMINARY COPIES

                                 PROXY STATEMENT
                       IN SUPPORT OF SHAREHOLDER PROPOSAL
                             IN CONNECTION WITH THE
                       1998 ANNUAL MEETING OF SHAREHOLDERS
                        OF INLAND STEEL INDUSTRIES, INC.

            This Proxy Statement is being furnished to shareholders of Inland Steel Industries, Inc. ("Inland" or the "Company") in connection with the solicitation by Greenway Partners, L.P. ("Greenway"), and the other participants described below under "Certain Information Concerning Greenway and the other Participants in the Solicitation", who collectively constitute one of the Company's largest holders of shares of Common Stock, for use at the 1998 Annual Meeting of shareholders of Inland, which according to Section 2 of Article II of the Company's By-Laws, shall be held on the fourth Wednesday of May (i.e., May 27, 1998) or such other date as may be determined by the Company's Board of Directors, and at any adjournment(s) thereof (the "Annual Meeting"). The Company has not yet announced the time, place or the record date of the Annual Meeting, but Greenway expects that the Company will provide such information in due course. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.

            NO PROXY CARD FOR USE AT THE ANNUAL MEETING IS INCLUDED WITH THIS PROXY STATEMENT BUT ONE WILL BE PROVIDED BY GREENWAY AFTER THE COMPANY NOTIFIES SHAREHOLDERS OF THE RECORD DATE AND MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING OR AT AN EARLIER DATE IF GREENWAY DEEMS IT APPROPRIATE.
Any shareholder who executes and delivers such Proxy will have the right to revoke it at any time before it is exercised, by filing with Greenway at 277 Park Avenue, New York, New York 10172 or with the Secretary of the Company at its principal executive offices at 30 West Monroe Street, Chicago, Illinois 60603, an instrument revoking it or a duly executed Proxy bearing a later date, or, by appearing in person and voting at the Annual Meeting.

            This Proxy Statement is first being sent or given to shareholders on or about January __, 1998. The Company has reported in the proxy statement relating to the 1997 Annual Meeting that as of April 2, 1997, the record date for such meeting, the Company's outstanding voting securities, together with the vote to which each is entitled, consists of 48,909,052



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shares of common stock (one vote per share), 94,202 shares of Series A $2.40
Cumulative Convertible Preferred Stock (one vote per share), 3,047,033 shares of Series E ESOP Convertible Preferred Stock (1.25 votes per share), and $100,000,000 principal amount of the Company's 10.23% Subordinated Voting Notes (30.604 votes per $1,000 of principal amount). According to the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1997, there were 48,959,768 shares of common stock outstanding on November 6, 1997. All such voting securities vote together without regard to class on the matters expected to be voted upon at the Annual Meeting.

                              RYERSON TULL PROPOSAL

            Greenway Partners, L.P., 277 Park Avenue, New York, New York 10172, beneficial owner of 830,000 shares of Inland Common Stock, has proposed for the reasons stated below, the adoption of the following resolution:

                  RESOLVED, that it is hereby recommended that the Board of
            Directors distribute Inland's ownership of Ryerson Tull to its shareholders through a spin-off transaction or the issuance of letter stock.

            Greenway and the other participants described below and their associates and affiliates own over 4,400,000 shares of Inland, making them one of the largest shareholders with over 9%. Greenway continues to believe that the stock market is not yet granting Inland and Ryerson Tull the full benefits of a separation into two independent companies because Inland still holds approximately 87% of the economic interest in Ryerson Tull- - the largest metals service center in the United States.

            Greenway believes value can be created for shareholders if Inland distributes its ownership of Ryerson Tull to Inland shareholders. Alternatively, if more advantageous from a tax point of view, Inland could instead distribute to its shareholders a so-called "letter stock" reflecting Inland's economic interest in Ryerson Tull's business. Greenway had suggested the use of "letter stock" last year in answer to management's allegation then that federal income taxes would increase significantly if Ryerson Tull were spun off and its income could no longer be offset by Inland's substantial tax loss carryforwards. Distributing "letter stock", Greenway believes, solves any tax concerns.

            Spin-offs have become a much admired and accepted practice which allow managements to become more focused upon and more accountable for their respective businesses. Investors,



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
potential capital sources and analysts are able to price more efficiently the separate businesses.

            Companies such as AT&T/Lucent; Pacific Telesis/Air Touch; Sears Roebuck/Dean Witter Discover; and Santa Fe Energy/Monterey Resources have had an initial public offering of less than 20% of the economic interest in one of their separate businesses followed by a spin-off distribution of the remaining equity interest to their shareholders. Greenway urges Inland to follow this successful pattern with Ryerson Tull.

            Likewise, the concept of "letter stock" is not new and has been used in the steel industry by USX Corp. Although USX Corp. remains as one company, its steel, oil and natural gas businesses trade separately as "letter stocks". Similarly, the Hughes Electronics business of General Motors trades as a "letter stock", as did Electronic Data Systems until its full spin-off.

            Following the distribution of Ryerson Tull through a spin-off or the issuance of "letter stock", Greenway believes Ryerson Tull would be a higher multiple stock than at present that could be used to purchase other metals service centers or to raise cash in the public market for business expansion.

            Greenway also continues to believe some consolidation in the domestic steel industry is desirable and should occur as is happening among foreign producers. As a steel producer, Inland ranks only sixth in the nation, with annual revenues of approximately $2.5 billion. Given Inland's size in the steel industry, Inland's Board also should consider actively seeking a merger partner.

            Greenway recommends that the shareholders vote FOR the adoption of the foregoing shareholder proposal.


                     CERTAIN INFORMATION CONCERNING GREENWAY
                 AND THE OTHER PARTICIPANTS IN THE SOLICITATION

            Information concerning Greenway, Alfred D. Kingsley and Gary K. Duberstein, who are each "participants in the solicitation" as defined in the proxy rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and their affiliates and associates, is set forth on Appendix A hereto.

            Greenway, Alfred D. Kingsley and Gary K. Duberstein, and each of their affiliates and associates, intend to vote their shares of Inland Common Stock in accordance with the recommendations of Greenway set forth herein.





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
                          PROXY SOLICITATION; EXPENSES

            Proxies may be solicited by Greenway, partners and employees of Greenway, and by the other Participants by mail, telephone, telecopier, the Internet and personal solicitation. Regular employees of Greenway and its affiliates may be used to solicit proxies and, if used, will not receive additional compensation for such efforts. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material of Greenway to their customers for whom they hold shares, and Greenway will reimburse them for their reasonable out-of-pocket expenses.

            The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials, and the cost of soliciting proxies for the proposals endorsed by Greenway, will be borne by Greenway. Greenway estimates such expenses to be $75,000 (including professional fees and expenses, but excluding any costs represented by salaries and wages of regular employees of Greenway and its affiliates). The total expenditures to date have been approximately $2,500, paid by Greenway. Greenway does not intend to seek reimbursement from Inland for Greenway's expenses.


Dated:      December 24, 1997
                                   Sincerely,

                                    Your Fellow Shareholders
                                    Greenway Partners, L.P.
                                    Alfred D. Kingsley
                                    Gary K. Duberstein

                                   APPENDIX A

            Information is being given herein for Greenway Partners, L.P. ("Greenway"), Alfred D. Kingsley and Gary K. Duberstein, who are each a "participant in a solicitation" as defined under the proxy rules, and for Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), which are each "associates" (as defined under the proxy rules) of Messrs. Kingsley and Duberstein (collectively, the "Reporting Persons"). Each of Greenway, Greentree and Greenhouse is a Delaware limited partnership. Each of Greenhut and Greenhut Overseas is a Delaware limited liability company. Greenbelt is a Delaware corporation. Greensea is an exempted limited partnership formed under the laws of the Cayman Islands. The principal business of Greenway, Greentree and Greensea is investing in securities. The principal business of Greenhouse is being the general partner of Greenway. The principal business of Greenhut is being the general partner of Greentree. The principal business of Greenhut Overseas is being the investment general partner of Greensea. The principal business of Greenbelt is managing a small number of accounts containing securities for which Greenbelt has voting and dispositive power, and, consequently, is the beneficial owner. The present principal occupation of each of Messrs. Kingsley and Duberstein is serving as the general partners of Greenhouse and members of both Greenhut and Greenhut Overseas. In addition, Mr. Kingsley is senior managing director, and Mr. Duberstein is managing director, of both Greenway and Greentree. Also, Mr. Kingsley is president, and Mr. Duberstein is vice president, secretary and treasurer of Greenbelt. The business address of each of the Reporting Persons (other than Greensea) is 277 Park Avenue, 27th Floor, New York, New York 10172. The business address of Greensea is P.O. Box 1561, Mary Street, Grand Cayman, Cayman Island, British West Indies.





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
            The Reporting Persons may be deemed to have direct beneficial ownership of Inland Common Stock ("Shares") as follows:

                                                                APPROXIMATE
                                                                   MARGIN
              NAME                   NUMBER OF SHARES           INDEBTEDNESS
              ----                   ----------------           ------------

           Greenway                      830,000                $5,300,000

           Greentree                     325,000                $2,800,000

           Greenbelt                   2,799,100               $16,700,000

           Greensea                      500,000                $4,600,000

      Alfred D. Kingsley                  28,000                  $200,000



            The Shares were purchased in accounts which hold other securities and may have been subject to ordinary course margin indebtedness from time-to-time. The approximate amount of margin indebtedness attributable to the Shares as of December 23, 1997 is estimated in the table above.

            Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greenway may be deemed to possess direct beneficial ownership. Each of Messrs. Kingsley and Duberstein, as general partners of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Messrs. Kingsley and Duberstein disclaim beneficial ownership of such Shares for all other purposes.

            Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greenway may be deemed to possess direct beneficial ownership. Each of Messrs. Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares which Greenhut may be deemed to beneficially own. Each of Messrs. Kingsley and Duberstein disclaim beneficial ownership of such Shares for all other purposes.

            Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greensea may be deemed to possess direct beneficial ownership. Each of Messrs. Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares



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
which Greenhut Overseas may be deemed to beneficially own. Each of Messrs. Kingsley and Duberstein disclaim beneficial ownership of such Shares for all other purposes.

            Greenbelt has direct beneficial ownership of the Shares in the accounts which it manages. In addition, Greenbelt is the investment advisor for Greenland Investment Company Limited, a Cayman Islands company ("Greenland"). In such capacity, Greenbelt has the right to vote and direct the disposition of the 519,100 Shares held by Greenland and, consequently, has direct beneficial ownership of such Shares. Substantially all of the equity interests in Greenland are owned by Strategic Investment Partners Limited ("SIPL"). Because SIPL has the right to elect to terminate its investment in Greenland upon less than 60 days' notice and, upon such termination, all securities held by Greenland would be sold by Greenland or, with SIPL's consent, distributed to SIPL in kind, SIPL could be deemed to be the beneficial owner of the Shares held by Greenland. Information concerning SIPL and the identity and background of certain individuals and entities related thereto is set forth below. Each of Messrs. Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares which Greenbelt beneficially owns. Each of Messrs. Kingsley and Duberstein disclaim beneficial ownership of such Shares for all other purposes.

            To the best of the knowledge of the Reporting Persons, they have not been within the past year a party to any contract, arrangements or understanding with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies, except as follows: The respective partnership agreements of Greenway and Greentree each contains provisions whereby its general partner (i.e., Greenhouse in the case of Greenway and Greenhut in the case of Greentree) will receive annually a certain percentage of realized and unrealized profits, if any, derived from the partnership's investments. The agreements governing Greensea provide that Greenhut Overseas, as investment general partner, will receive annually a certain percentage of realized and unrealized profits, if any, derived from Greensea's investments. Greenbelt also receives annually a certain percentage of realized and unrealized profits, if any, resulting from the investments in each of its managed accounts.




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
            The Reporting Persons do not own any securities of Inland of record but not beneficially.

            The Reporting Persons do not have any arrangement or understanding with any person with respect to any future transactions to which Inland or any of its affiliates may be a party.

            INFORMATION CONCERNING STRATEGIC INVESTMENT PARTNERS LIMITED. The information set forth below in this Appendix A was provided to the Reporting Persons by Strategic Investment Partners Limited ("SIPL"). SIPL and the persons referred to below in this Appendix A assume no responsibility for any other information included in this filing. In addition, such persons expressly disclaim beneficial ownership over all the Shares reported herein.

            SIPL is a Cayman Islands corporation jointly owned by Quantum Industrial Partners LDC ("QIP") and Quasar Strategic Partners LDC ("QSP"). SIPL has its principal address at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. The principal business of SIPL is investing in securities. Current information concerning the identity and background of the directors and officers of SIPL is set forth below.

            Current information concerning each of SIPL, QIP and QSP (as well as any other persons that may be deemed to have investment discretion over securities held for the account of SIPL, QIP and QSP) is set forth below.

            During the past five years, to the best of SIPL's knowledge, no other person identified in this Appendix B has been (a) convicted in a criminal proceeding, or (b) a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which it or he has been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

                                      SIPL

            The identity and background of the officers and directors of SIPL is set forth below.





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
                                   QIP AND QSP

            Each of QIP and QSP is a Cayman Islands exempted limited duration company with its principal address at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. The principal business of QIP and QSP is investing in securities. Current information concerning the identity and background of the directors and officers of QIP and QSP is set forth below.

            QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and (pursuant to constituent documents of each of QIP and QSP) is vested with investment discretion with respect to the portfolio assets held for the account of, QIP and QSP. The principal business of QIHMI is to provide management and advisory services to, and to invest in, QIP and QSP. QIH Management Inc. ("QIH Management"), a Delaware corporation of which Mr. George Soros is the sole shareholder, is the sole general partner of QIHMI. The principal business of QIH Management is to serve as the sole general partner of QIHMI. QIHMI and QIH Management have their principal offices at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. QIHMI, by reason of its investment discretion over the securities owned by QIP and QSP the QIH Management, as the sole general partner of QIHMI, may each be deemed the beneficial owner of the Shares held for the account of QIP and QSP for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

            Mr. Soros has entered into an agreement dated as of January 1, 1997 with Soros Fund Management LLC ("SFM LLC"), a Delaware limited liability company of which Mr. Soros is Chairman, pursuant to which Mr. Soros has, among other things, agreed to use his best efforts to cause QIH Management, as the general partner of QIHMI, to act at the direction of SFM LLC, which agreement to so act shall terminate upon the earlier of (a) the assignment of SFM LLC of the legal and beneficial ownership interest in QIH Management and (b) the assignment of SFM LLC of the general partnership interest in QIHMI.

            The business of SFM LLC is managed through a management Committee (the "Management Committee") comprised of Mr. Soros, Mr. Stanley Druckenmiller and Mr. Gary Gladstein. SFM LLC, a Delaware limited liability company, has its principal office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. Its principal business is to serve, pursuant to contract, as the principal investment manager to several foreign investment companies (the "SFM Clients"). Mr. Soros, as Chairman of SFM LLC, has the ability to direct the investment decisions of SFM



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LLC and as such m ay be deemed to have investment discretion over the securities held for the accounts of the SFM Clients. Mr. Druckenmiller, as Lead Portfolio Manager of SFM LLC, has the ability to direct the investment decisions of SFM
LLC and as such may be deemed to have investment discretion over the securities held for the accounts of the SFM Clients. Set forth below is a list of the Managing Directors (the executive officers) of SFM LLC.

            The principal occupation of Mr. Soros, a United States citizen is his direction of the activities of SFM LLC, which is carried out in his capacity as Chairman of SFM LLC at SFM LLC's principal office. The principal occupation of Mr. Druckenmiller is his position as Lead Portfolio Manager and Managing Director of SFM LLC, which is carried out at SFM LLC's principal office.

            SFM LLC acts as principal investment manager to Quasar International Partners C.V. ("Quasar Partners"), a Netherlands Antilles limited partnership, which is one of the SFM Clients and which is the principal shareholder of QSP. Pursuant to its contract with Quasar Partners, SFM LLC has granted investment discretion over certain assets of Quasar Partners to Discovery Management, L.P. ("Discovery"). In connection therewith, 165,600 Shares have been purchased for the account of Quantum Partners by Discovery. None of SFM LLC, Mr. Soros and Mr. Druckenmiller currently exercises voting or dispositive power over such Shares.




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
                          DIRECTORS AND OFFICERS OF QSP


   NAME/TITLE                   PRINCIPAL               BUSINESS ADDRESS
   CITIZENSHIP                 OCCUPATION                 (OR RESIDENCE
   -----------                 ----------                 -------------

Curacao Corporation         Managing Director           Kaya Flamboyan 9
Company N.V.                of Netherlands              Willemstad
  Managing Director         Antilles                    Curacao,
  (Netherlands              corporations                Netherlands
Antilles)                                               Antilles

Inter Caribbean             Administrative              Citco Building
Services Limited            services                    Wickhams Cay
  Secretary                                             Road Town
  (British Virgin                                       Tortola
  Island)                                               British Virgin
                                                        Islands



To the best of SIPL's knowledge:

(a)   None of the above persons holds any Shares.
(b) None of the above persons has any contracts, arrangements, understandings of relationships with respect to the Shares.






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
                          MANAGING DIRECTORS OF SFM LLC

            The following is a list of all of the persons (other than Stanley Druckenmiller) who serve as Managing Director of SFM LLC:

                  Scott K.H. Bessent
                  Walter Burlock
                  Brian J. Corvese
                  Jeffrey L. Feinberg
                  Arminio Fraga
                  David Gerstenhaber
                  Gary Gladstein
                  Ron Hiram
                  Robert K. Jermain
                  David N. Kowitz
                  Alexander C. McAree
                  Paul McNulty
                  Gabriel S. Nechamkin
                  Steven Okin
                  Dale Precoda
                  Lief D. Rosenblatt
                  Mark D. Sonnino
                  Filiberto H. Verticelli
                  Sean C. Warren
                  John Zwaanftra


Each of the above-listed persons is a United States citizen whose principal occupation is serving as Managing Director of SFM LLC, and each has a business address c/o Soros Fund Management LLC, 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

To the best of SIPL's knowledge:

(a)   None of the above persons holds any Shares.
(b) None of the above persons has any contracts, arrangements, understandings or relationships with respect to the Shares.




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